Exhibit A

Schedule of Transactions in Class I Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

11/30/2024 (1)	Class I Shares		845,745	$11.82

1. The Reporting Person was notified of the transaction on December 27, 2024.